Exhibit 10.1

Execution Copy

GUARANTEE AND ASSUMPTION AGREEMENT

This Guarantee and Assumption Agreement (this “Agreement”) is signed as of August 17, 2026 (the “Signing Date”) and effective as of the Effective Date as defined in Section 1.3 below, by and between Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Guarantor” or “Successor Entity”), being the surviving or resulting public company through which the RTO (as defined below) has been or is being consummated; and BZH SPO LLC, a Delaware limited liability company (the “Lender”).

RECITALS

WHEREAS, pursuant to the Loan Agreement dated as of August 17, 2026 (as amended, restated or supplemented from time to time, the “Loan Agreement”) between the Lender and GRAVITICS, INC., a Delaware corporation (the “Borrower”), and the Unsecured Promissory Note dated August 17, 2026 in a principal amount of up to One Million United States Dollars (US$1,000,000) issued by the Borrower in favor of the Lender (the “Note”), the Lender has extended a credit facility to the Borrower on the terms and conditions set out therein;

WHEREAS, the Borrower and the Lender have agreed, pursuant to Section 8.12 of the Loan Agreement, that the Guarantor shall execute and deliver this Agreement to the Lender at or prior to RTO Closing, as a condition to that closing, guaranteeing and assuming the obligations of the Borrower under the Loan Agreement and the Note; and

WHEREAS, the Guarantor has determined that it is in its interest to execute and deliver this Agreement, including because the Guarantor will receive substantial benefits from the completion of the RTO and the financing that has enabled it.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Loan Agreement. In addition, the following terms have the meanings set out below.

“Guaranteed Obligations” means all present and future payment obligations of the Borrower under the Loan Agreement and the Note, including without limitation the Redemption Amount (as defined in the Loan Agreement), all accrued and unpaid OID Amounts, all accrued and unpaid interest (including the Default Premium), and all costs, expenses and indemnity payments owing by the Borrower under the Loan Agreement and the Note.

“Insolvency Proceeding” means any case, proceeding or other action under any bankruptcy, insolvency, reorganization, moratorium, dissolution, winding-up or similar law, whether voluntary or involuntary, commenced by or against the Borrower or the Guarantor.

“Obligors” means the Borrower and the Guarantor, jointly and severally.

“RTO Closing” has the meaning given in the Loan Agreement.

1.2 Interpretation. The interpretive provisions of Section 1.2 of the Loan Agreement apply to this Agreement mutatis mutandis. References to “this Agreement” include all schedules and exhibits hereto. References to the Loan Agreement and the Note are to each such document as it may be amended, restated, supplemented or replaced from time to time in accordance with its terms.

1.3 Springing Effectiveness. Notwithstanding anything to the contrary in this Agreement, all obligations of the Guarantor hereunder are conditional upon RTO Closing and shall spring into full force and effect automatically, without any requirement of notice, demand or further action by any party, immediately upon the occurrence of RTO Closing, which date shall constitute the “Effective Date” for all purposes of this Agreement. Prior to the Effective Date, this Agreement shall have been signed and delivered but shall have no operative effect and shall impose no obligations on the Guarantor. If RTO Closing has not occurred on or before the Long Stop Date (as defined in the Loan Agreement, as extended), this Agreement shall automatically terminate and be void and of no further force or effect, and the Lender shall promptly return or destroy all executed copies.

ARTICLE 2

GUARANTEE

2.1 Unconditional Guarantee. From and after the Effective Date, the Guarantor hereby unconditionally and irrevocably guarantees, the Guarantor hereby unconditionally and irrevocably guarantees to the Lender the full and punctual payment and performance of all Guaranteed Obligations as and when the same become due and payable (whether at maturity, by acceleration or otherwise) in accordance with the Loan Agreement and the Note. This guarantee is a guarantee of payment and not merely of collection, and the Lender shall not be required to proceed against the Borrower or to exhaust any remedy against the Borrower or any other person before enforcing its rights under this Article 2.

2.2 Absolute Obligation. The obligations of the Guarantor under this Agreement are absolute, unconditional and irrevocable, and shall not be reduced, limited, impaired or discharged by reason of any of the following (whether or not the Guarantor shall have had notice or knowledge thereof):

(a) any amendment, restatement, waiver, extension, renewal, settlement or other modification of or to the Loan Agreement or the Note, or any agreement relating thereto;

(b) any release, compromise, settlement, waiver or discharge of, or any failure to proceed against, the Borrower or any co-obligor;

(c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other person;

(d) any change in the existence, constitution or ownership of the Borrower, including as a result of the RTO;

(e) the absence of any notice to, or knowledge by, the Guarantor of the existence or occurrence of any of the matters referred to in paragraphs (a) through (d) above; or

(f) any other circumstance, act or omission (with or without notice to or knowledge of the Guarantor) that might otherwise constitute a legal or equitable discharge of a surety or guarantor.

2.3 Waivers. The Guarantor waives all rights of subrogation, indemnification and contribution against the Borrower that might arise by virtue of this Agreement, and waives all rights of suretyship, including any right to require the Lender to (i) proceed against the Borrower or any other person; (ii) exercise any right or remedy against the Borrower or any other person; or (iii) pursue any other remedy in the Lender’s power, prior to proceeding against the Guarantor under this Agreement. The Guarantor also waives any requirement of presentment, demand, protest or notice of dishonor in connection with any Guaranteed Obligation.

2.4 Continuing Guarantee. This guarantee is a continuing guarantee and shall remain in full force and effect until the Guaranteed Obligations have been paid and performed in full and the Loan Agreement and the Note have been terminated. No partial payment or performance of the Guaranteed Obligations shall discharge or reduce the Guarantor’s obligation hereunder to any extent other than the amount so paid or performed.

ARTICLE 3

ASSUMPTION OF OBLIGATIONS

3.1 Assumption as Co-Obligor. Effective as of the Effective Date, the Guarantor hereby assumes, as a co-obligor jointly and severally liable with the Borrower, all obligations of the Borrower under the Loan Agreement and the Note, including without limitation all payment obligations in respect of the Guaranteed Obligations and all covenants, undertakings, reporting obligations and other non-payment obligations of the Borrower. From and after the Effective Date, the Guarantor shall be bound by, and obligated to perform, each such obligation as if it were an original party to the Loan Agreement and the Note in place of, and jointly and severally with, the Borrower.

3.2 No Release of Borrower. The assumption by the Guarantor under Section 3.1 shall not release, discharge or relieve the Borrower from any of its obligations under the Loan Agreement or the Note. The obligations of the Borrower and the Guarantor under the Loan Agreement and the Note are joint and several, and the Lender may proceed against the Borrower, the Guarantor, or both, in such order and to such extent as the Lender may determine in its sole discretion.

3.3 Post-RTO Covenants. From and after the Effective Date, the Guarantor shall observe and perform, for so long as any amount remains outstanding under the Note, all of the covenants of the Borrower set out in the Loan Agreement that remain capable of performance by reference to the Guarantor’s status as the Successor Entity, including without limitation the negative pledge (Section 8.1 of the Loan Agreement), the restriction on indebtedness (Section 8.2 of the Loan Agreement), the restriction on restricted payments (Section 8.3 of the Loan Agreement), the reporting covenant (Section 8.7 of the Loan Agreement), and the minimum liquidity covenant (Section 8.10 of the Loan Agreement), in each case as if references to the “Borrower” in those provisions were references to the Guarantor.

3.4 Payment Direction. The Guarantor confirms that the Payment Direction (as defined in the Loan Agreement) executed by the Borrower in favor of the Lender survives RTO Closing and remains in full force and effect. The Guarantor shall not take, and shall procure that no Affiliate takes, any action to revoke, amend or supersede the Payment Direction without the prior written consent of the Lender.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Lender, as of the Effective Date, as follows.

4.1 Organization and Authority. The Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has full corporate power and authority to execute, deliver and perform its obligations under this Agreement.

4.2 Authorization; No Conflict. The execution, delivery and performance of this Agreement by the Guarantor have been duly authorized by all necessary corporate or other action. This Agreement does not conflict with or violate the Guarantor’s constitutional documents, any applicable law, or any material agreement to which the Guarantor is a party.

4.3 Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights and to general principles of equity.

4.4 No Proceedings. No Insolvency Proceeding is pending or, to the Guarantor’s knowledge, threatened against the Guarantor as of the Effective Date.

4.5 Benefit. The Guarantor has received substantial and direct benefit from the credit facility made available by the Lender pursuant to the Loan Agreement, and has determined independently that the execution of this Agreement is in its commercial interests.

ARTICLE 5

PAYMENTS

5.1 Payment on Demand. If any Guaranteed Obligation is not paid on its due date (whether at maturity, upon acceleration or otherwise), the Guarantor shall, upon written demand by the Lender, pay to the Lender the amount of such unpaid Guaranteed Obligation in full, in immediately available funds in United States dollars, to the account designated by the Lender.

5.2 No Set-Off. All payments by the Guarantor under this Agreement shall be made without set-off, counterclaim or any deduction of any kind, save as required by applicable law. If any deduction is required by applicable law, the Guarantor shall pay such additional amounts as necessary to ensure the Lender receives the net amount it would have received in the absence of such deduction.

5.3 Currency. All payments under this Agreement shall be made in United States dollars. If any judgment or order is expressed in a currency other than United States dollars, the Guarantor shall indemnify the Lender against any shortfall arising from currency conversion at the date of actual receipt.

ARTICLE 6

MISCELLANEOUS

6.1 Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws principles.

6.2 Jurisdiction. The Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts in the State of Delaware in respect of any dispute, controversy or claim arising out of or in connection with this Agreement.

6.3 Waiver of Jury Trial. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN AGREEMENT, THE NOTE OR THE TRANSACTIONS CONTEMPLATED BY THEM. THE GUARANTOR ACKNOWLEDGES THAT THIS WAIVER IS GIVEN KNOWINGLY AND VOLUNTARILY AND IS A MATERIAL INDUCEMENT TO THE LENDER ENTERING INTO THIS AGREEMENT.

6.4 Notices. Notices under this Agreement shall be given in writing and in accordance with Section 15.5 of the Loan Agreement, mutatis mutandis, to the addresses notified by each party to the other from time to time.

6.5 Amendments. No amendment or waiver of any provision of this Agreement is effective unless made in writing and signed by both parties.

6.6 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one instrument. Delivery by electronic means is as effective as delivery of a manually signed counterpart.

6.8 Integration. This Agreement supplements the Loan Agreement and the Note and does not supersede or replace them. In the event of any inconsistency between this Agreement and the Loan Agreement, the Loan Agreement shall prevail.

6.9 Costs. The Guarantor shall pay, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Lender in connection with the enforcement of this Agreement following an Event of Default.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Guarantee and Assumption Agreement as of the Effective Date.

GUARANTOR / SUCCESSOR ENTITY:

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/S/ James Martin

Name:	James Martin

Title:	Chief Financial Officer

Date:	8/17/2026

LENDER:

BZH SPO LLC

By:	/S/ Edoardo Levy

Name:	Edoardo Levy

Title:	Founder and Managing Principal

Date:	8/17/2026

ACKNOWLEDGED FOR IDENTIFICATION:

GRAVITICS, INC.

By:	/s/ Colin Doughan

Name:	Colin Doughan

Title:	Chief Executive Officer

Date:	8/17/2026

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